Exhibit 10(c)
ESA RETENTION AGREEMENT

This ESA Retention Agreement (the "Agreement") by and between Bank of America Corporation, a Delaware corporation (the "Company"), and Dean C. Athanasia (the "Executive"), is hereby entered into as of the 15th day of March, 2004, and is hereby effective upon the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger between the Company and FleetBoston Financial Corporation, a Rhode Island corporation ("FleetBoston"), dated as of October 27, 2003 (the "Merger Agreement").

Statement of Purpose
The Executive and FleetBoston have previously entered into an executive severance agreement, dated as of December 17, 2003 (the "Original Agreement"), to ensure that FleetBoston would have the continued services and dedication of the Executive pending the consummation of certain transactions that would constitute a "Change of Control" of FleetBoston, as defined under the Original Agreement. The merger of FleetBoston with and into the Company pursuant to the Merger Agreement will constitute a "Change of Control" of FleetBoston for purposes of the Original Agreement. In connection with the Merger, the Company has determined that it is in its best interests to ensure that the combined company will have the continued dedication and services of the Executive following the consummation of the Merger. In order to provide the Executive with appropriate incentives to remain with the combined company following the Merger, to provide the Company with certain covenants regarding the Executive's conduct during and following the Executive's employment and to otherwise meet the Company's needs, the Company and the Executive desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree that the Original Agreement is amended and restated in its entirety as hereinafter set forth, subject to the consummation of the Merger:

1.Effect of this Agreement. This Agreement amends and restates the Original Agreement as of the "Effective Time", as defined in the Merger Agreement (the "Effective Time"). In the event that the Merger is not consummated, this Agreement shall be void ab initio and of no force and effect whatsoever.

2.Employment Period. Subject to the terms and conditions hereof, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing at the Effective Time and ending on the last day of the twenty-fourth month following the month in which the Effective Time occurs (the "Employment Period").

3.Terms of Employment.

(a)	Position and Duties.

(i)During the Employment Period, (A) the Executive's title and position shall be that listed in Section 1 of Exhibit A and (B) the Executive's services shall be performed at the Company's offices at the location listed in Section 2 of Exhibit A or less than 50 miles from such location.

(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Time while employed by FleetBoston, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Time shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b)	Compensation.

(i)Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than the amount listed in Section 3 of Exhibit A. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
(ii)Annual Bonus. In addition to Annual Base Salary, for each fiscal year during the Employment Period, the Executive shall be eligible for an annual bonus opportunity in accordance with the plans, policies, programs and practices of the Company and its affiliates applicable to other similarly situated executives of the Company and its affiliates (the "Annual Bonus"). The cash portion of any Annual Bonus actually awarded to the Executive for any fiscal year ending during the Employment Period shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to deferral plans of the Company. In accordance with the terms of any equity bonus arrangement of the Company, as in effect from time to time, a portion of any such Annual Bonus may be awarded in the form of restricted stock shares or units, which shall be subject to certain vesting requirements and shall be valued for purposes of calculating the Annual Bonus according to the dollar amount of such equity awards (as of their date of grant and prior to their conversion into common stock of the Company and without regard to any premium thereto), and which shall otherwise be subject to terms and conditions applicable to other similarly situated executives of the Company. The Executive hereby waives any and all right to a pro-rata annual bonus pursuant to the terms of any FleetBoston incentive plan with respect to the fiscal year in which the Effective Time occurs.
(iii)Incentive, Savings and Retirement Plans. In addition to Annual Base Salary and eligibility for an Annual Bonus, the Executive shall also be eligible during the Employment Period to participate in incentive, savings and retirement plans, policies, programs and practices of the Company and its affiliates applicable to other similarly situated executives of the Company and its affiliates. The Executive agrees that any distribution by FleetBoston in December of 2003 of all or a portion of the Executive's deferred compensation account under any FleetBoston deferred compensation plan that the Executive previously elected to have distributed in January of 2004 was within FleetBoston's authority and acknowledges that the Company, as the successor to FleetBoston, has no additional liability to the Executive with respect to any such distribution. The Executive understands and acknowledges that the terms of this Section 3(b)(iii) are satisfied with respect to annual equity incentive awards by the Executive being eligible for consideration of such awards as follows: (A) the Executive shall be evaluated and eligible for an award in first quarter 2005 with respect to the Executive's performance in fiscal year 2004, (B) the Executive shall be evaluated and eligible for an award in first quarter 2006 with respect to the Executive's performance in fiscal year 2005, and (C) the number of shares underlying or in respect of any such award shall be determined in accordance with the Company's practices applicable to similarly situated executives and the terms and conditions of any such award granted to the Executive shall be no less favorable than the terms and conditions of awards made to similarly situated executives in respect of the same period of service.

(iv)Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) and applicable to other similarly situated executives of the Company and its affiliates.

(v)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliates applicable to other similarly situated executives of the Company and its affiliates.

(c)	Deferred Retention Incentive.

(i)Deferred Amount. At the Effective Time, the Company shall establish a deferred compensation account in the name of the Executive with an initial balance equal to the amount listed in Section 4 of Exhibit A (the "Deferred Amount"), which shall earn interest for the duration of the deferral period at a rate equal to the prior month 1 Year Constant Maturity Treasury Rate as determined each month by the Federal Reserve, compounded daily.

(ii)Vesting of the Deferred Amount. If the Executive remains employed with the Company for twelve (12) months after the Merger Date, then fifty percent (50%) of the Deferred Amount shall become vested on the first anniversary of the Merger Date, and if the Executive remains employed with the Company for twenty-four (24) months after the Merger Date, then the remaining fifty-percent (50%) of the Deferred Amount shall become vested on the second anniversary of the Merger Date; provided, however, that if the Company shall terminate the Executive's employment for Cause during the Employment Period, the Deferred Amount shall be zero percent (0%) vested. To the extent the Deferred Amount is not vested as of the Executive's Date of Termination (as hereinafter defined), such unvested portion of the Deferred Amount shall be forfeited in its entirety, and the Executive (or the Executive's estate or beneficiaries) shall have no rights or entitlement with respect thereto. Notwithstanding anything to the contrary contained herein, if, during the Employment Period the Company shall terminate the Executive's employment other than for Cause or if the Executive shall terminate employment under this Agreement for Good Reason or if the Executive's employment shall terminate by reason of death or Disability (as hereinafter defined), then the Deferred Amount shall become one hundred percent (100%) vested on the Date of Termination.

(iii)Payment of the Deferred Amount. If the Executive's employment is terminated by reason of the Executive's death or Disability, the vested portion of the Deferred Amount shall be paid to the Executive or the Executive's beneficiaries or estate, as applicable, in a lump sum amount within 30 days after the Date of Termination, subject to compliance with Section 6 of this Agreement. If the Executive's employment is terminated by any reason other than the Executive's death or Disability, the vested portion of the Deferred Amount shall be paid to the Executive in substantially equal installments over the twelve (12) month period immediately following the Date of Termination and the first such installment shall commence within thirty (30) days after the Date of Termination, subject to compliance with Section 6 of this Agreement; provided, however, that if, during the twelve (12) month period immediately following the Date of Termination, without the prior written consent of the Company, the Executive violates the restrictive covenants set forth in Section 10 hereof, any unpaid portion of the Deferred Amount shall be forfeited in its entirety, and the Executive (or the Executive's estate or beneficiaries) shall have no rights or entitlement with respect thereto.

(iv)Survival of Section 3(c). The provisions of this Section 3(c) shall survive the termination of this Agreement and the expiration of the Employment Period, in accordance with their terms.

4.	Termination of Employment.

(a)Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of "Disability" set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" means disability within the meaning of the Company's long-term disability plan applicable to the Executive.

(b)Cause. The Company may terminate the Executive's employment during the Employment Period for "Cause". For purposes of this Agreement, "Cause" means:

(i)the willful and continued failure by the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after a termination for Good Reason by the Executive) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties; or

(ii)the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company.

(c)Good Reason. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

(i)the Company's requiring the Executive to be based at any office other than an office permitted in Section 3(a)(i) of this Agreement; or

(ii)any failure by the Company to comply with and satisfy Section 3(b)(i) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

The Executive hereby agrees and acknowledges that neither acceptance of the position and employment terms (including compensation) listed on Exhibit A and in Section 3 of this Agreement nor any other change to the Original Agreement pursuant to provisions of this Agreement constitutes Good Reason under the Original Agreement or this Agreement, as defined in this Section 4(c).

(d)Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice, except as provided in Section 4(e) below). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

(e)Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (ii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive's employment is terminated by the Executive for Good Reason, the Date of Termination shall be the later of (A) the date specified by the Executive in the Notice of Termination and (B) to the extent the Company reasonably determines that the continued services of the Executive are required to effectuate a smooth and efficient transition and/or integration of the Executive's function, duties and/or responsibilities (as in effect prior to the Effective Time), the date designated by the Company, which shall in no event be later than nine (9) months following the date on which the Company received the Notice of Termination from the Executive (the "Transition Period"); provided, however, that, if either of the events set forth in Sections 4(c)(i) or 4(c)(ii) hereof occurs at any time during the Transition Period, the Executive shall not be required to continue to provide such services during the Transition Period, and the Date of Termination shall be the date specified by the Executive in the Notice of Termination or, if the event occurs during the Transition Period, the date of the occurrence of such event.

5.	Obligations of the Company Upon Termination.

(a)Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the sum of the following obligations: (i) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) the product of (A) the greater of (x) the Annual Bonus paid or payable (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed for less than 12 full months) to the Executive for the most recently completed fiscal year during the Employment Period, if any, and (y) the annual bonus equal to the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by FleetBoston for less than twelve full months) bonus paid or payable to the Executive by FleetBoston and its affiliates in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Time occurs and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any accrued vacation pay not yet paid by the Company (the amounts described in subparagraphs (i), (ii) and (iii) are hereafter referred to as "Accrued Obligations"). All Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive's family shall be eligible to receive death benefits to the extent provided under the plans, practices, policies and programs in which the Executive participates pursuant to Section 3(b)(iv) of this Agreement.

(b)Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be eligible after the Disability Effective Date to receive disability and other benefits to the extent provided under the plans, practices, policies and programs in which the Executive participates pursuant to Section 3(b)(iv) of this Agreement.

(c)Cause; Other Than for Good Reason. If the Executive's employment shall be terminated for Cause or other than for Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination to the extent theretofore unpaid (subject to the provisions of Section 3(c) pursuant to which a portion of the Deferred Amount may become payable following a termination of employment during the Employment Period by the Executive other than for Good Reason). In such case, such unpaid Annual Base Salary shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(d)Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason, then subject to compliance with Section 6:

(i)the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination all Accrued Obligations; and
(ii)the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the amount equal to the difference between the Actuarial

Equivalent (as defined below) of (A) and (B), where (A) is the Executive's benefit under the FleetBoston Financial Corporation Pension Plan (the "Pension Plan"), as supplemented by the Retirement Income Assurance Plan, or any successor to such plans (the "RIAP," together with the Pension Plan, collectively referred to as the "Retirement Plans," in each case as in effect as of immediately prior to the Effective Time or at any time thereafter to the extent more favorable to the Executive), that the Executive would receive if the Executive was fully vested in the Retirement Plans and the Executive's employment continued at the compensation level provided for in Section 3(b)(i) for two years after the Date of Termination, and such two additional years shall be credited to the Executive for purposes of calculating the Executive's age (but only for purposes of determining eligibility for early retirement, date of commencement, and early retirement reductions), pay and interest credits or final average salary (as applicable) and years of service accrued under the Retirement Plans; provided, however, that any benefit to the Executive under any one or more of the Retirement Plans shall be included in the foregoing calculation only to the extent the Executive participated in any such Retirement Plan immediately prior to the Effective Time, and (B) is the Executive's actual benefit (paid or payable), if any, under the Retirement Plans as of the Date of Termination. For purposes of this Section 5(d)(ii), "Actuarial Equivalent" shall be determined (x) based on the definition of such term in the Pension Plan (as in effect as of immediately prior to the Effective Time or at any time thereafter to the extent more favorable to the Executive), and (y) assuming the Executive's benefit under the Retirement Plans shall commence immediately after the Date of Termination if the Executive is early retirement eligible (after taking into account the additional years of age and service credit provided hereunder) and, if not early retirement eligible (after taking into account the additional years of age and service credit provided hereunder), the age elected by the Executive solely for purposes of this Section 5(d)(ii), provided that for purposes of determining the lump-sum present value of the benefits described in clauses (A) and (B) of this Section 5(d)(ii), the Executive's actual age on the Date of Termination shall be used; and

(iii)the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the amount equal to (A) the employer matching contributions that the Company would have made on the Executive's behalf to the FleetBoston Financial Corporation Savings Plan or other similar or successor plan (the "Savings Plan") and the FleetBoston Financial Corporation Executive Supplemental Plan (assuming the maximum employee deferral election, and the maximum employer matching contribution rate, permitted under each of the Savings Plan and the FleetBoston Financial Corporation Executive Supplemental Plan) if the Executive's employment continued at the compensation level provided for in Section 3(b)(i) for two years, plus (B) the amount, if any, of the Executive's account in the Savings Plan which is forfeitable on the Date of Termination; and
(iv)during the two years after the Executive's Date of Termination (the "Severance Period"), or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided in accordance with the applicable plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement as if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect at any time thereafter with respect to other similarly situated executives of the Company and its affiliates and their families. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Severance Period and to have retired on the last day of such period, and such additional period of deemed service shall be credited to the Executive for purposes of calculating the Executive's age and years of accrued service; and

(v)for purposes of any outstanding vested stock options granted to the Executive prior to the Effective Time, the Executive will be deemed to be an employee of the Company during the Severance Period and, after the expiration of the Severance Period, will have the benefit of the post-termination exercise period applicable to terminations of employment following a "Change of Control'' as set forth in any such stock option award agreement or plan.

6.Conditions to Receipt of Payments and Benefits. The Executive's entitlement to the payments and benefits provided under this Agreement following the Executive's Date of Termination shall be conditioned upon (i) the Executive's execution and non-revocation of a general release of claims substantially in the form used by the Company for terminations of similarly situated employees, and (ii) the Executive's continued employment through the Date of Termination, including during the Transition Period in accordance with and subject to Section 4(e)(iii)(B).

7.Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its affiliates and for which the Executive may qualify, nor, subject to Section 12(f) of this Agreement, shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its affiliates; provided, however, that in no event shall the Executive be entitled to duplicate payments, value or benefits. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

8.Full Settlement. Except as otherwise specifically provided herein, the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that nothing herein shall limit the Company's right to (i) forfeit amounts in accordance with and subject to the provisions of Section 3(c)(ii) or Section 3(c)(iii) herein or (ii) seek recoupment from the Executive upon the Executive's termination of employment of amounts obtained by the Executive pursuant to an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment to the Executive at the expense of the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 9 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

9.	Certain Additional Payments by the Company.

(a)Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b)Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company upon consultation with such tax counsel or tax accountants as the Company may determine. All fees and expenses related to any such determinations shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive as soon as administratively practicable after the Company's determination and shall be accompanied by supporting calculations. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Company hereunder, it is possible that Gross Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Company, upon consultation with its tax counsel or tax accountants, shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)give the Company any information reasonably requested by the Company relating to such claim;

(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time; provided, however, that the Company's selection of one or more attorneys to provide legal representation with respect to such claim shall be subject to the Executive's prior written approval;

(iii)cooperate with the Company in good faith in order to contest such claim effectively; and

(iv)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)If, after the receipt by the Executive of a payment by the Company of an amount on the Executive's behalf pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive's behalf pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid. The provisions of this Section 9 shall survive the termination of this Agreement and the expiration of the Employment Period.

10.Confidential Information, Non-Solicitation, and Non-Disparagement. In consideration for the establishment of the Deferred Amount, the Executive covenants and agrees as follows:

(a)Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b)	Non-Solicitation of Employees. The Executive agrees that, during the one-year period following the Date of Termination, the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, or otherwise entice or encourage to leave employment any of the Company's or its affiliates' management level employees who were employed by the Company or its affiliates (i) as of the Executive's Date of Termination or (ii) at any time during the six (6) month period prior to the Executive's Date of Termination.

(c)Non-Solicitation of Clients and Customers. The Executive agrees that, during the one-year period following the Date of Termination, the Executive will not, without the written consent of the Company, directly or indirectly, solicit business of any client or customer of the Company or any of its affiliates or attempt in any manner to persuade any client or customer of the Company or any of its affiliates to cease to do business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with the Company or any of its affiliates, in each case, where the client or customer was one with whom the Executive had substantial business contacts during the Executive's employment with the Company.

(d)Non-Disparagement. The Executive agrees that the Executive and the Executive's immediate family shall refrain from criticizing or making disparaging or derogatory comments about the Company or any of its affiliates and the current and former officers, directors, employees, agents, products or services of the Company or any of its affiliates, and the Company agrees that the officers and directors of the Company shall refrain from criticizing or making disparaging or derogatory comments about the Executive.

(e)Enforcement. Except as otherwise set forth in Section 3(c)(iii) above, an asserted violation of the provisions of this Section 10 shall not constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. In addition, in the event of a breach or a threatened breach of any provision of this Section 10, in addition to the remedies set forth in Section 3(c)(iii) above, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. The Executive acknowledges that damages would be inadequate and insufficient.

(f)    Application to FleetBoston. All references to "the Company and its affiliates" in this Section 10 shall also mean and include FleetBoston and its affiliates with respect to the period of time prior to the Effective Time.

(g)    Survival. The provisions of this Section 10 shall survive the termination of this Agreement and the expiration of the Employment Period.

11.	Successors.

(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.	Miscellaneous.

(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Dean C. Athanasia
[address]

If to the Company:

Bank of America Corporation NCl-007-21-02
100 N. Tryon St.
Charlotte, NC 28255-0001
Attention: Executive Compensation

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.
(f)This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and, from and after the date of the Effective Time, this Agreement shall supersede any other agreement between the parties, including FleetBoston and any other predecessors of the Company, with respect to the subject matter hereof, including without limitation the Original Agreement. Except for the Executive's rights under this Agreement, the Executive has no rights, and hereby waives all rights, under the Company's separation policy and any other employment, severance, change of control or severance protection agreement between the Company, its predecessors (including FleetBoston), and the Executive, including without limitation the Original Agreement.

(g)Any amount payable at the death of the Executive under this Agreement shall be payable to any such beneficiary or beneficiaries as the Executive may designate in accordance with such administrative rules and procedures as the Company may establish from time to time.

(h)For purposes of this Agreement, "affiliate" means any corporation, partnership or other business entity that is, directly or indirectly, controlled by or under common control with the Company or FleetBoston, as applicable, or their respective successors or assigns.

IN WITNESS WHEREOF, the Executive has executed this Agreement and the Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above-written.

/s/ Dean C. Athanasia     3/15/2004
Signature            Date

BANK OF AMERICA CORPORATION

By: /s/ E. Randall Morrow
Name: E. Randall Morrow
Title: Senior Vice President

Exhibit A
ESA Retention Agreement

Executive's Employment Terms during the Employment Period

Name of Executive: Dean C. Athanasia

Section 1: Executive's Title and Position: CIO, Wealth & Investment Management

Section 2: Executive's Location:    100 Federal Street
Boston, MA

Section 3: Executive's Annual Base Salary: $240,000

Section 4: Deferred Amount: $730,000

Approval of Exhibit A by the Parties:

Bank of America Corporation

/s/ E. Randall Morrow
Name: E.Randall Morrow
Title:    Senior Vice President